                                                                       EXHIBIT 8

                  [LETTERHEAD OF WILMER, CUTLER & PICKERING]


                                 March 16, 2001

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Tyco International Group S.A.
6, avenue Emile Reuter
Second Floor
L- 2420 Luxembourg

Ladies and Gentlemen:

     We have acted as United States tax counsel to Tyco International Group S.A., a Luxembourg company (the "Company"), and Tyco International Ltd., a Bermuda company ("Tyco"), in connection with their filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the United States Securities Act of 1933, as amended, of (i) $3,035,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due February 12, 2021 (the "Debentures") issued by the Company pursuant to that certain Indenture dated as of February 12, 2001 (the "Indenture"), by and among the Company, Tyco and State Street Bank and Trust Company, as trustee ("Trustee");
(ii) full and unconditional guarantees of the Debentures (the "Guarantees") issued by Tyco pursuant to the Indenture; and (iii) common shares of Tyco, US$0.20 nominal value per share (the "Shares"), issuable upon conversion of the Debentures in accordance with the provisions of the Indenture.

     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

     This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

Tyco International Ltd.
Tyco Internatioanl Group S.A.
March 16, 2001
Page 2

     Based on and subject to the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the headings "Certain Luxembourg, Bermuda and United States Federal Income Tax Consequences--United States," "--U.S. Holders," and "--Non-U.S. Holders," subject to the qualifications set forth therein, to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, represents our opinion with respect to the matters discussed therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Bermuda and United States Federal Income Tax Consequences--United States" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

     In rendering the foregoing opinion, we do not express an opinion concerning any laws other than the laws of the State of New York and the federal laws of the United States of America.

                              Sincerely,

                              WILMER, CUTLER & PICKERING

                              By: /s/ Robert Stack
                                  -----------------------
                                  Robert Stack, a partner